Exhibit 99.2

          Eastman Kodak Company Financial Discussion Document
                      Third Quarter 2003 Results

    2003 Compared with 2002

    Third quarter, 2003 presentation reflects the adoption of the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures," which requires that financial information be presented on a basis that conforms with generally accepted accounting principles (GAAP) in the U.S. As a result, the financial discussion which follows reflects the company's results from continuing operations on an "as reported" or "GAAP" basis. However, the Company also believes that presenting income from continuing operations excluding non-operational items is an important additional measure of performance that can be used for comparing results between reporting periods. Accordingly, the Company has included analysis based on non-GAAP financial measures in the discussion below.

    New Kodak Operating Model and Change in Reporting Structure:

    On August 21, 2003, the Company introduced an organizational realignment, which will become effective January 1, 2004, thus changing the corporate segment reporting structure beginning with the first quarter, 2004. The intent of these changes is to accelerate growth in commercial and consumer digital imaging markets.
    Kodak currently reports financial information for three reportable segments (Photography, Health Imaging, and Commercial Imaging), and All Other. The bridge from the previous segment reporting to the new reporting structure is outlined below:

    -- Digital and Film Imaging Systems Segment: correlates to the current Photography Segment and is comprised of Consumer and Professional Imaging products and services, Entertainment Imaging products and services, and Digital and Applied Imaging products and services.

    --  Health Imaging Segment remains unchanged.

    -- Commercial Imaging Segment: comprised of Document Imaging products and services, Commercial and Government Systems products and services, Services and Support, and Optics.

    -- Commercial Printing Segment: comprised of NexPress (Kodak's 50/50 joint venture with Heidelberg), Kodak Polychrome
        Graphics (Kodak's 50/50 joint venture with Sun Chemical), and the graphics and wide format inkjet businesses. All of the above were formerly included in Commercial Imaging.

    -- All Other includes Kodak's Display and Components business for OLED (Organic Light Emitting Diode) and sensors. Also included within All Other are small, miscellaneous businesses, which generate sales and earnings for the Company.

    Third Quarter
    Consolidated Revenues:

    Net worldwide sales were $3.447 billion for the third quarter of 2003 as compared with $3.352 billion for the third quarter of 2002, representing an increase of $95 million or 3% as reported, or a decrease of 1% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    -- Volume: increases in volume contributed approximately 4 percentage points to third quarter sales driven primarily by consumer digital cameras and entertainment print films.

    -- Price/Mix: declines in price/mix reduced third quarter sales by approximately 5 percentage points, primarily driven by consumer film and consumer digital cameras.

    -- Exchange: favorable exchange of approximately 4 percentage points partially offset the negative impacts of price/mix.

    Net sales in the U.S. were $1.496 billion for the third quarter of 2003 as compared with $1.537 billion for the prior year quarter, representing a decrease of $41 million, or 3%. Net sales outside the U.S. were $1.951 billion for the current quarter as compared with $1.815 billion for the third quarter of 2002, representing an increase of $136 million, or 7% as reported, or unchanged excluding the favorable impact of exchange.

    Non-U.S. Revenues:

    The Company's operations outside the U.S. are reported in three regions: (1) the Europe, Africa and Middle East region ("EAMER"), (2) the Asia Pacific region and (3) the Canada and Latin America region.
    Net sales in the EAMER region were $1.039 billion for the third quarter of 2003 as compared with $973 million for the prior year quarter, representing an increase of $66 million or 7% as reported, or a decrease of 2% excluding the favorable impact of exchange.
    Net sales in the Asia Pacific region were $591 million for the current quarter as compared with $557 million for the prior year quarter, representing an increase of $34 million, or 6% as reported, or an increase of 1% excluding the favorable impact of exchange.
    Net sales in the Canada and Latin America region were $321 million in the current quarter as compared with $285 million for the third quarter of 2002, representing an increase of $36 million, or 13% as reported, or an increase of 7% excluding the favorable impact of exchange.

    Emerging Markets:

    The Company's major emerging markets include China, Brazil, Mexico, Russia, India, Korea, Hong Kong and Taiwan. Net sales in emerging markets were $677 million for the third quarter of 2003 as compared with $633 million for the prior year quarter, representing an increase of $44 million, or 7% as reported, or an increase of 4% excluding the favorable impact of exchange. The emerging market portfolio accounted for approximately 20% of Kodak's worldwide sales and 35% of Kodak's non-U.S. sales in the quarter. Sales growth in India, Russia, and China of 23%, 15%, and 14%, respectively, was partially offset by declines in Mexico of 8%.
    The increase in sales in Russia is the result of continued growth from Kodak Express and the Company's efforts to expand the distribution channels for Kodak products and services.
    Sales increases in India were driven by the continued success from the Company's efforts to increase the level of camera ownership and to increase the number of Photoshop retail stores.
    Sales increases in China resulted from strong business performance for all Kodak's operations in that region and a return to more normal levels of industry growth in consumer imaging post SARS. Declines in Mexico are reflective of continued economic weakness.

    Gross Profit:
    GAAP:

    Gross profit was $1.127 billion for the third quarter of 2003 as compared with $1.290 billion for the third quarter of 2002, representing a decrease of $163 million, or 13%. The gross profit margin was 32.7% in the current quarter as compared with 38.5% in the prior year quarter. The 5.8 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 5 percentage points. These declines relate primarily to consumer film and photofinishing and consumer digital cameras.

    -- Manufacturing Cost: manufacturing cost negatively impacted gross profit margins by approximately 1 percentage point primarily as a result of $33 million of charges for accelerated depreciation associated with ongoing focused cost reduction programs.

    -- Exchange: favorably impacted gross profit margins by approximately .5 percentage point.

    Operational:

    Excluding charges of $33 million relating to accelerated depreciation, gross profit on an operational basis was $1.160 billion for the third quarter of 2003 as compared with $1.290 billion for the third quarter of 2002, representing a decrease of $130 million, or 10%. The gross profit margin was 33.7% in the current quarter as compared with 38.5% in the prior year quarter. The 4.8 percentage point decrease was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 5 percentage points.

    --  Manufacturing/Cost: manufacturing cost remained unchanged.

    -- Exchange: favorably impacted gross profit margins by approximately .5 percentage point.

    Selling, General and Administrative Expenses:
    GAAP:

    Selling, general and administrative expenses (SG&A) were $639 million for the third quarter of 2003 as compared with $631 million for the prior year quarter, representing an increase of $8 million, or 1%. SG&A decreased as a percentage of sales from 18.8% for the third quarter of 2002 to 18.5% for the current quarter. The increase in SG&A is primarily attributable to the following:

    --  Unfavorable exchange of $22 million.

    --  A charge of $8 million for a donation to Infotonics.

    These increases were partially offset by:

    -- A charge of $13 million in the prior year quarter relating to strategic asset writedowns.

    -- SG&A cost reductions resulting from the ongoing focused cost reduction actions.

    Operational:

    Excluding the charges noted above, SG&A expenses on an operational basis were $631 million for the third quarter of 2003 as compared with $618 million for the prior year quarter, representing an increase of $13 million, or 2%. The increase in SG&A is primarily attributable to unfavorable exchange of $22 million, which was partially offset by the impact from the ongoing focused cost reduction actions. As a percentage of sales, SG&A decreased from 18.4% for the third quarter of 2002 to 18.3% for the current quarter.

    Research and Development Costs:

    Research and development costs (R&D) were $194 million for the third quarter of 2003 as compared with $188 million for the third quarter of 2002, representing an increase of $6 million, or 3%. R&D as a percentage of sales remained unchanged at 5.6%. The net increase in R&D is related to technology acquisitions.

    Cost Reduction Plans:

    As announced in the fourth quarter of 2002 and the first and third quarters of 2003, Kodak has implemented a series of cost reduction actions resulting in pre-tax charges totaling $185 million or $.44 per share in the third quarter. The components of restructuring in the third quarter include $146 million for employee severance relating to the elimination of approximately 2,825 positions and $6 million associated with exit costs and asset impairments. In addition, the Company recorded accelerated depreciation of $33 million during the quarter associated with assets to be disposed of in connection with the relocation of certain manufacturing operations.
    All actions contemplated under the cost reduction programs announced in the fourth quarter of 2002 and the first quarter of 2003 have been completed. The Company anticipates completing the remaining initiatives originally contemplated under the cost reduction program announced in the third quarter of 2003 by the end of the second quarter of 2004. As a result of these initiatives, an additional 2,300 to 3,800 positions will be eliminated throughout the world by the end of the second quarter of 2004. The estimated cost to complete these remaining initiatives will be in the range of $200 million to $300 million. The Company still expects the 2004 cost savings as a result of all actions contemplated under this cost reduction program to be $275 million to $325 million, with annual savings of $300 million to $400 million thereafter.
    Currently, the Company is being adversely impacted by negative global economic conditions and a progressing digital transition. As the company continues to adjust its operating model in light of changing business conditions, it is probable that ongoing cost reduction activities will be required from time to time.

    Earnings From Operations:
    GAAP:
    Earnings from operations (EFO) for the third quarter of 2003 were $142 million as compared with $480 million for the third quarter of 2002, representing a decrease of $338 million, or 70%. This decrease is attributable to the reasons indicated above.

    Operational:
    Excluding charges or credits for cost reduction actions in both the current and prior year quarters, charges relating to a charitable contribution during the current quarter, and a charge for strategic asset writedowns in the prior year quarter, EFO on an operational basis for the third quarter of 2003 were $335 million as compared with $484 million for the third quarter of 2002, representing a decrease of $149 million, or 31%. The decrease in earnings from operations is attributable to the reasons indicated above.

    Below EFO:
    GAAP:
    Interest expense for the third quarter of 2003 was $33 million as compared with $40 million for the prior year quarter, representing a decrease of $7 million, or 18%. The decrease in interest expense is primarily attributable to lower interest rates in the third quarter of 2003 relative to the prior year quarter.
    The other charges component includes principally investment income, income and losses from equity investments, foreign exchange and gains and losses on the sales of assets and investments. Other charges for the current quarter were $9 million as compared with other charges of $21 million for the third quarter of 2002. The improvement is primarily attributable to increased income from the Company's equity investment in Kodak Polychrome Graphics, reduced losses from the Company's equity investment in the Phogenix joint venture due to its dissolution, and reduced losses from the Company's equity investment in the NexPress joint venture.

    Corporate Tax Rate:
    GAAP:
    The Company's estimated annual effective tax rate from continuing operations for 2003 decreased from 24% to 19% in the current quarter. This decrease is primarily attributable to an expected increase in benefits from the utilization of foreign tax credits.
    The Company's estimated annual effective tax rate from continuing operations decreased from 29% for the prior year third quarter to 19% for the third quarter of 2003. This decrease is primarily attributable to further expected increased earnings from operations in certain lower-taxed jurisdictions outside the U.S. relative to total consolidated earnings and an expected increase in benefits from the utilization of foreign tax credits.
    During the third quarter of 2003, the Company recorded a tax benefit on a GAAP basis of $22 million, representing an effective tax benefit rate from continuing operations of approximately 22%. The effective tax benefit rate of 22% for the quarter differs from the estimated annual effective tax rate of 19% due to the recording of discrete period tax benefits of $77 million, or $.27 per share, in connection with (1) the year-to-date impact through June 30, 2003 of the decrease in the estimated annual effective tax rate from continuing operations from 24% to 19% ($14 million, or $.05 per share) and (2) the following discrete period items ($63 million, or $.22 per share) that occurred in the third quarter and which are taxed in jurisdictions that, when aggregated, have tax rates greater than the estimated annual effective tax rate:

    --  A $185 million charge for focused cost reduction actions; and

    --  An $8 million charge for a donation to Infotonics.

    Operational:
    As indicated above, the Company's estimated annual effective tax rate from continuing operations decreased from 24% to 19% in the current quarter. This decrease in the rate contributed $.10 cents per share to both the operational and GAAP earnings for the quarter as follows: (1) a $.05 per share adjustment to reflect the impact of the decrease in the rate on year-to-date earnings through June 30, 2003 and (2) a $.05 per share amount to reflect the impact of the decrease in the rate on third quarter earnings.

    Earnings from Continuing Operations:
    GAAP:
    Earnings from continuing operations for the third quarter of 2003 were $122 million, or $.42 per diluted share, as compared with earnings from continuing operations for the third quarter of 2002 of $336 million, or $1.16 per diluted share, representing a decrease of $214 million year over year. This decrease in earnings from continuing operations is attributable to the reasons described above.

    Operational:
    Earnings from continuing operations on an operational basis for the third quarter of 2003 were $252 million, or $.88 per diluted share, as compared with earnings from continuing operations on an operational basis for the third quarter of 2002 of $306 million, or $1.05 per diluted share, representing a decrease of $54 million, or 18%. Third quarter operational earnings from continuing operations for 2003 exclude the following after-tax items:

    -- A charge of $125 million ($185 million pre-tax), or $.44 per share, resulting from previously announced cost reduction initiatives. Of the pre-tax charge, $152 million is recorded in "Restructuring Costs and Other" and $33 million of accelerated depreciation associated with the relocation of certain manufacturing operations is recorded in "Cost of Goods Sold" (COGS).

    -- A charge of $5 million ($8 million pre-tax) or $.02 per share relating to a donation to Infotonics, a technology enterprise, for research purposes. The pre-tax charge of $8 million is included in SG&A.

    Earnings from Discontinued Operations:
    The company did not have earnings or loss from discontinued operations in the third quarter of 2003. In the third quarter of 2002, a loss from discontinued operations of $.01 per diluted share was reported.


    Year-over-Year Comparison of Reported and Operational Earnings
                   (Amounts in millions of dollars)
----------------------------------------------------------------------
                    3Q 03 as  Excluded 3Q 03  3Q 02 as Excluded 3Q 02
                    Reported   Items   Opera- Reported  Items  Opera-
                                       tional                  tional
                    --------------------------------------------------
Sales                 $3,447           $3,447   $3,352         $3,352
COGS                   2,320  (33)(a)   2,287    2,062          2,062
                    ---------          ----------------        -------
Gross Profit           1,127            1,160    1,290          1,290
SG&A                     639    (8)(b)    631      631 (13)(e)    618
R&D                      194              194      188            188
Restructuring costs
 (credits) and other     152  (152)(c)      -       (9)    9(f)     -
                    ---------                 ---------
EFO                      142              335      480            484
Interest Expense          33               33       40             40

Other Charges              9                9       21   (8)(g)    13
                    ---------          ----------------        -------
Below EFO                (42)             (42)     (61)           (53)
Earnings Before
 Taxes                   100              293      419            431
(Benefit) Provision
 for Taxes               (22)     63(d)    41       83    42(h)   125
                    ---------          ----------------        -------
Earnings - Cont.
 Ops.                    122              252      336            306
Earnings (Loss)
 Disc. Ops.                -                -       (2)    2(i)     -
Net Earnings            $122              252      334            306
Diluted EPS - Cont.
 Ops.                  $0.42            $0.88    $1.16          $1.05
Total Diluted EPS      $0.42                     $1.15
----------------------------------------------------------------------

    Items excluded from Earnings on an operational basis:

    a - Accelerated depreciation of $33 million in connection with focused cost reduction actions.

    b - Charge for charitable contribution to Infotonics.

    c - Charge for focused cost reduction actions.

    d - The tax impacts associated with the above-mentioned excluded items.

    e - Strategic asset write-downs.

    f - Reversal related to previous focused cost reduction actions.

    g - Charge for non-strategic asset write-downs.

    h - Tax benefit of $46 million related to the consolidation of the photofinishing operations in Japan and the loss realized from the liquidation of a subsidiary as part of this consolidation, and the tax impacts associated with the above-mentioned excluded items.

    i - Loss from discontinued operations.



As Percent of Sales:
                           3Q 03 as      3Q 03    3Q 02 as    3Q 02
                           Reported   Operational Reported Operational
                         ---------------------------------------------

Gross Profit                32.7%       33.7%    38.5%       38.5%
SG&A                        18.5%       18.3%    18.8%       18.4%
SG&A w/o Advertising        14.1%       13.9%    14.0%       13.6%
R&D                          5.6%        5.6%     5.6%        5.6%
EFO                          4.1%        9.7%    14.3%       14.4%
Net Earnings                 3.5%        7.3%    10.0%        9.1%
----------------------------------------------------------------------


    Segment Results:
    Photography
    Revenues:

    Net worldwide sales for the Photography segment were $2.475 billion for the third quarter of 2003 as compared with $2.409 billion for the third quarter of 2002, representing an increase of $66 million, or 3% as reported, a decrease of 2% excluding the favorable impact of exchange. The increase in net sales was comprised of:

    -- Volume: volumes increased third quarter sales by approximately 4 percentage points. Volume increases for consumer digital cameras and Entertainment Imaging products and services were partially offset by volume declines for traditional consumer products and services

    -- Price/Mix: declines attributable to price/mix reduced third quarter sales by approximately 5.5 percentage points driven by consumer digital cameras and consumer film and photofinishing.

    -- Exchange: favorable exchange of approximately 4.5 percentage points partially offset the negative impacts of price/mix.

    Photography segment net sales in the U.S. were $1.009 billion for the current quarter as compared with $1.051 billion for the third quarter of 2002, representing a decrease of $42 million, or 4%. Photography segment net sales outside the U.S. were $1.466 billion for the third quarter of 2003 as compared with $1.358 billion for the prior year quarter, representing an increase of $108 million, or 8% as reported, or unchanged excluding the favorable impact of exchange.

    Consumer products and services revenues:

    Net worldwide sales of consumer film products, including 35mm film, Advantix film and one-time-use cameras (OTUC), decreased 12% in the third quarter of 2003 as compared with the third quarter of 2002, reflecting 12% volume declines, negative 4% price/mix and 4% favorable exchange. Sales of the Company's consumer film products within the U.S. decreased 23%, reflecting 20% volume declines and negative 3% price/mix. Sales of the Company's consumer film products outside the U.S. decreased 3%, reflecting 7% volume declines, negative 3% price/mix, partially offset by 7% favorable exchange.
    U.S. consumer film industry sell-through volumes decreased approximately 6% in the third quarter of 2003 as compared with the prior year quarter. Year to date U.S. consumer film industry volumes decreased approximately 7% year over year.
    A significant decrease in U.S. retailer inventories accounted for the majority of Kodak's reduced sell-in volume during the quarter.
    The Company's blended U.S. consumer film share decreased approximately 1% on a volume basis relative to the third quarter of 2002. Management remains confident in maintaining approximate full year, 2002 year-over-year U.S. market share as it has done for the past several consecutive years.
    Worldwide volumes of consumer color paper decreased mid single digits in the third quarter of 2003 as compared with the third quarter of 2002, with U.S. volumes declining low double digits and volumes outside the U.S. decreasing slightly. Kodak will no longer report sales trends for color negative paper because paper and other products are typically bundled together as a "systems sell" for customer contracting purposes.
    Net worldwide sales for photofinishing services (excluding equipment), including Qualex in the U.S. and Consumer Imaging Services ("CIS") outside the U.S. decreased 17% in the third quarter of 2003 as compared with the third quarter of 2002, reflecting lower volumes and negative price/mix, partially offset by favorable exchange. In the U.S., photofinishing sales (including overnight and on-site) decreased 19%.
    Net sales from the Company's consumer digital products and services, which include Picture Maker kiosks/media and retail consumer digital services revenue primarily from Picture CD and Retail.com, increased 14% in the third quarter of 2003 as compared with the third quarter of 2002, driven primarily by an increase in sales of kiosks and related media and consumer digital services.
    Net worldwide sales of consumer digital cameras increased 117% in the third quarter of 2003 as compared with the prior year quarter, primarily reflecting strong volume increases and favorable exchange partially offset by negative price/mix. Sales continue to be driven by strong consumer acceptance of the EasyShare digital camera system and an expanding product line. In addition, Kodak's new Printer Dock products experienced strong sales growth during the quarter. During the quarter, consumer digital cameras were profitable on a fully allocated basis.
    Kodak's U.S. consumer digital camera market share for the third quarter of 2003 is on track to improve quarter sequentially as the company benefits from a refresh of its product portfolio and a transition to a new, expanded line of digital cameras. While complete data for third quarter market share is not yet available, all indications are that Kodak continues to hold one of the top U.S. market share positions in channels reporting share data, although some of Kodak's largest channels do not report share data.
    Net worldwide sales of inkjet photo paper increased 33% in the current quarter as compared with the third quarter of 2002. The Company continued to maintain its top two market share position in the United States. The double-digit revenue growth and the maintenance of market share are primarily attributable to strong underlying market growth, successful merchandising efforts and the continued growth and acceptance of a new line of small format inkjet papers.
    The Company's Ofoto business in the U.S. increased its sales 43% in the third quarter of 2003 as compared with the prior year quarter. Ofoto's sales represent less than 1% of the Company's consolidated net worldwide sales for the third quarter of 2003. Ofoto now has almost 10 million members and continues to be the market leader in the online photo services space.

    Professional products and services revenues:

    Net worldwide sales of professional film capture products decreased 10% in the third quarter of 2003 as compared with the third quarter of 2002, primarily reflecting declines in volume and negative price/mix partially offset by favorable exchange. Sales declines resulted primarily from the ongoing impact of digital transition. Net worldwide sales of professional sensitized output increased 6% in the third quarter of 2003 as compared with the prior year quarter reflecting increases in volume and favorable exchange partially offset by negative price/mix.
    During the third quarter, worldwide sales increases were recorded for digital cameras and digital writers.

    Entertainment products and services revenues:

    Net worldwide sales of origination and print film to the entertainment industry increased 7%, primarily reflecting higher print film volumes and favorable exchange partially offset by negative price/mix. The new Vision 2 origination film continues to gain strong customer acceptance.

    Gross profit:
    Gross profit for the Photography segment was $807 million for the third quarter of 2003 as compared with $931 million for the prior year quarter, representing a decrease of $124 million or 13%. The gross profit margin was 32.6% in the current year quarter as compared with 38.7% in the prior year quarter. The 6.1 percentage point decline was primarily attributable to:

    -- Price/Mix: declines attributable to price/mix reduced gross profit margins by approximately 6.5 percentage points driven by consumer digital cameras, and traditional consumer products and services.

    -- Manufacturing/Cost: manufacturing cost negatively impacted gross profit margins by approximately .5 percentage points.

    -- Exchange: favorably impacted gross profit margins by approximately 1.0 percentage point.

    SG&A:

    In the third quarter, SG&A expenses for the Photography segment increased $3 million, or 1%, from $482 million in the third quarter of 2002 to $485 million in the current quarter, but decreased as a percentage of sales from 20.0% to 19.6%. The increase in SG&A is attributable to unfavorable exchange of $18 million, mostly offset by ongoing focused cost reduction actions.

    R&D:

    Third quarter R&D costs for the Photography segment decreased $7 million, or 6%, from $125 million in the third quarter of 2002 to $118 million in the current quarter and decreased as a percentage of sales from 5.2% to 4.8%. The decrease in R&D was primarily attributable to cost savings realized from position eliminations associated with ongoing focused cost reduction programs.

    EFO:

    Earnings from operations for the Photography segment decreased $120 million, from $324 million in the third quarter of 2002 to $204 million in the third quarter of 2003, primarily as a result of the factors described above.

    Health Imaging

    On October 7, 2003, Kodak announced the completion of its acquisition of PracticeWorks, Inc., a leading provider of dental practice management software and digital radiographic imaging systems for $468 million in cash and assumed net debt of approximately $18 million. As part of this transaction Kodak also acquired 100% of PracticeWorks' Paris based subsidiary, Trophy Radiologie, S.A., a developer and manufacturer of dental digital radiography equipment, which PracticeWorks purchased in December 2002. The acquisition of PracticeWorks and Trophy Radiologie is expected to contribute approximately $215 million in sales to the Health Imaging business during the first full year. It is anticipated that the transaction on an operating basis will be slightly dilutive through 2005 and accretive thereafter. This acquisition will enable Kodak to offer its customers a full spectrum of dental imaging products and services from traditional film to digital radiography and photography and is expected to move Health Imaging into the leading position in the dental practice management and dental digital radiographic markets.

    Revenues:

    Net worldwide sales for the Health Imaging segment were $571 million for the third quarter of 2003 as compared with $565 million for the prior year quarter, representing an increase of $6 million, or 1% as reported, a decrease of 2% excluding the favorable impact of exchange. The decrease in sales was comprised of:

    -- Volume: Increases in volume contributed approximately 2.0 percentage points to third quarter sales, driven primarily by volumes increases in digital media, digital capture equipment and services.

    -- Price/Mix: Decreases due to price/mix reduced third quarter sales by approximately 4.0 percentage points, primarily driven by digital media, digital capture equipment and analog medical film.

    --  Exchange: Favorable exchange impacted sales by approximately
        3.0 percentage points.

    Net sales in the U.S. were $251 million for the current quarter as compared with $273 million for the third quarter of 2002, representing a decrease of $22 million, or 8%. Net sales outside the U.S. were $320 million for the third quarter of 2003 as compared with $292 million for the prior year quarter, representing an increase of $28 million, or 10% as reported, or 3% excluding the favorable impact of exchange.

    Digital products and services revenues:

    Net worldwide sales of digital products, which include laser printers (DryView imagers and wet laser printers), digital media (DryView and wet laser media), digital capture equipment (computed radiography capture equipment and digital radiography equipment), services and Picture Archiving and Communications Systems ("PACS"), increased 4% in the third quarter of 2003 as compared with the prior year quarter. The increase in digital product sales was primarily attributable to higher volumes of digital capture equipment, digital media and services and favorable exchange, partially offset by negative price/mix.

    Traditional products and services revenues:

    Net worldwide sales of traditional products, including analog film, equipment, chemistry and services, decreased 3% in the third quarter of 2003 as compared with the third quarter of 2002 driven primarily by lower volumes and negative price/mix for traditional products.

    Gross profit:

    Gross profit for the Health Imaging segment was $250 million for the third quarter of 2003 as compared with $246 million in the prior year quarter, representing an increase of $4 million, or 2%. The gross profit margin was 43.8% in the current quarter as compared with 43.5% in the third quarter of 2002. The increase in the gross profit margin of 0.3 percentage points was principally attributable to:

    -- Manufacturing Cost: a decrease in manufacturing cost increased gross profit margins by approximately 2.0 percentage points, primarily due to favorable manufacturing and service productivity.

    -- Price/Mix: Price/mix negatively impacted gross profit margins by approximately 3.0 percentage points due to lower prices for digital media, digital capture equipment and analog medical film.

    -- Exchange: favorable exchange added 1.0 percentage point to the gross profit rate.

    SG&A:

    SG&A expenses for the Health Imaging segment increased $7 million, or 9%, from $82 million in the third quarter of 2002 to $89 million for the current quarter, and increased as a percentage of sales from 14.6% to 15.6%. The increase in SG&A expenses is primarily attributable to the unfavorable effects of foreign exchange and increased spending to drive growth.

    R&D:

    Third quarter R&D costs increased $6 million from $37 million to $43 million and increased as a percentage of sales from 6.6% for the third quarter of 2002 to 7.5% for the current quarter. R&D expenses increased in the third quarter as the segment increased spending to drive growth in selected areas of the product portfolio.

    EFO:

    Earnings from operations for the Health Imaging segment decreased $9 million, or 7%, from $126 million for the prior year quarter to $117 million for the third quarter of 2003 while the operating earnings margin rate decreased 1.8 percentage points to 20.5% from 22.3% for the prior year quarter. The decrease in operating earnings is attributable to the reasons described above.

    Commercial Imaging
    Revenues:

    Net worldwide sales for the Commercial Imaging segment were $373 million for the third quarter of 2003 as compared with $352 million for the prior year quarter, representing an increase of $21 million, or 6% as reported, or an increase of 3% excluding the favorable impact of exchange. The increase in net sales was primarily comprised of:

    -- Volume: increases in volume contributed approximately 5.0 percentage points to third quarter sales driven by Imaging Services and document scanners.

    -- Price/Mix: price/mix negatively impacted sales by approximately 2.0 percentage points driven by graphics products.

    -- Exchange: favorable exchange contributed approximately 3.0 percentage points to third quarter sales.

    Net sales in the U.S. were $223 million for the current year quarter as compared with $200 million for the prior year quarter, representing an increase of $23 million, or 12%. Net sales outside the U.S. were $150 million in the third quarter of 2003 as compared with $152 million for the prior year quarter, representing a decrease of $2 million or 1% as reported, a decrease of 7% excluding the favorable impact of exchange.
    Net worldwide sales of graphic arts products to Kodak Polychrome Graphics ("KPG"), an unconsolidated joint venture affiliate in which the Company has a 50% ownership interest, decreased 14% in the current quarter as compared with the third quarter of 2002, primarily reflecting volume and negative price/mix in graphic arts film. This reduction resulted largely from digital technology transition and the effect of continuing economic weakness in the commercial printing market.
    Despite continued weakness in the global economy, KPG's earnings performance continues to improve driven primarily by its leading position in the growth segments of digital proofing and digital printing plates, coupled with favorable foreign exchange. KPG's operating profit has been positive for 13 consecutive quarters and continued to contribute positively to Kodak's "Other Charges" during the third quarter of 2003.
    NexPress, the unconsolidated joint venture between Kodak and Heidelberg in which the Company has a 50% ownership interest, continues to experience good customer acceptance on its sales of NexPress 2100 Digital Production Color Presses despite a weak printing market, with average monthly page volumes for these units running higher than planned.

    Gross profit:

    Gross profit for the Commercial Imaging segment was $93 million for the third quarter of 2003 as compared with $109 million in the prior year quarter, representing a decrease of $16 million, or 15%. The gross profit margin was 24.9% in the current quarter as compared with 31.0% in the prior year quarter. The decrease in the gross profit margin of 6.1 percentage points was primarily attributable to:

    -- Price/Mix: declines due to price/mix reduced gross profit margins by approximately 1.5 percentage point driven by graphics products.

    -- Manufacturing Cost: an increase in manufacturing cost reduced gross profit margins by approximately 4.0 percentage points.

    -- Exchange: unfavorable exchange reduced gross profit margins by approximately .5 percentage point.

    SG&A:

    SG&A expenses for the Commercial Imaging segment remained unchanged at $49 million for the current quarter as compared with the third quarter of 2002, but decreased as a percentage of sales from 13.9% to 13.1%.

    R&D:

    Third quarter R&D costs for the Commercial Imaging segment decreased $7 million, or 39%, from $18 million in the third quarter of 2002 to $11 million for the current quarter, and decreased as a percentage of sales from 5.1% to 2.9% in the current quarter.

    EFO:

    Earnings from operations for the Commercial Imaging segment decreased $9 million, or 21%, from $42 million in the third quarter of 2002 to $33 million in the current quarter primarily as a result of declining margin contributions from traditional graphic arts products.

    All Other
    Revenues:

    Net worldwide sales for All Other were $28 million for the third quarter of 2003 as compared with $26 million for the third quarter of 2002, representing an increase of $2 million, or 8%.
    SK Display Corporation, the OLED manufacturing joint venture between Kodak and Sanyo, continues production scale-up with the goal of supplying production quantity OLED screens to the marketplace throughout the remainder of 2003.

    EFO:

    The loss from operations for All Other was $19 million in the current quarter as compared with the loss from operations of $8 million in the third quarter of 2002 primarily driven by increased levels of investment for Kodak's Display business.

    Balance Sheet:
    Cash Flow:

    Kodak defines free cash flow as net cash provided by continuing operations, (as determined under generally accepted accounting principles in the U.S.- U.S. GAAP), plus proceeds from the sale of assets minus capital expenditures, acquisitions and investments in unconsolidated affiliates. Kodak's definition of operating cash flow equals free cash flow less dividends.
    Operating cash flow during the third quarter of 2003 was positive $243 million, $102 million lower than the positive $345 million generated in the year ago quarter. This variance can be attributed primarily to lower earnings from continuing operations. With third quarter operating cash flow of $243 million and a $258 million dividend payment in July 2003, free cash flow for the third quarter 2003 was equal to $501 million.
    Net cash provided by (used in) continuing operations, investing activities and financing activities, as determined under GAAP in the third quarter of 2003 were $610 million, ($108) million and ($360) million, respectively. The table below reconciles the net cash provided by continuing operations as determined under U.S. GAAP to Kodak's definition of operating cash flow for the third quarter of 2003:

                                                     ($ millions)
----------------------------------------------------------------
Net cash provided by continuing operations                 $610
----------------------------------------------------------------

----------------------------------------------------------------
Additions to properties                                    (117)
----------------------------------------------------------------
Net proceeds from sales of businesses / assets               21
----------------------------------------------------------------
Acquisitions, net of cash acquired                            -
----------------------------------------------------------------
Investments in unconsolidated affiliates                    (13)
----------------------------------------------------------------

----------------------------------------------------------------
Free cash flow (continuing operations)                      501
----------------------------------------------------------------
Dividends                                                  (258)
----------------------------------------------------------------
Operating cash flow (continuing operations)                $243
----------------------------------------------------------------


    The Company previously provided guidance for full year, 2003 operating cash flow (before acquisitions) of approximately $500 million. Kodak's current estimate for operating cash flow (before acquisitions) is approximately $700 million for full year 2003, reflecting improved earnings and the recently announced change in dividend payment. (Reconciliation to comparable GAAP measure can be found at www.kodak.com.)

    Dividend:

    The Company has a dividend policy whereby it makes semi-annual payments, which, when declared, will be paid on the Company's 10th business day each July and December to shareholders of record on the first business day of the preceding month. On April 15, 2003, the Company's Board of Directors declared a semi-annual cash dividend of $0.90 per share on the outstanding common stock of the Company. This dividend was paid on July 16, 2003 to shareholders of record at the close of business on June 2, 2003.
    On September 24, 2003, the Company's Board of Directors voted to reduce the amount of the annual dividend to $0.50 per share. On that same date, the Company's Board of Directors declared a semi-annual cash dividend of $0.25 per share on the outstanding common stock of the Company. This dividend will be paid on December 12, 2003 to shareholders of record at the close of business on November 3, 2003.

    Capital Spending:
    Capital additions were $117 million in the third quarter of 2003, which is $38 million lower than the year ago quarter and $8 million lower quarter sequentially. The majority of the spending supported new products, manufacturing productivity and quality improvements, infrastructure improvements and ongoing environmental and safety initiatives.

    Receivables:

    Days sales outstanding (DSO) of 43 days decreased approximately 7 days from third quarter, 2002 and decreased approximately 2 days quarter sequentially. The DSO calculation includes the impact of reclassifying rebates as an offset to receivables for the last four quarters. Excluding the impact of rebate reclassification, the operational improvement in DSO was 3 days year over year and unchanged quarter sequentially. Kodak defines DSO: 4 quarter moving average net trade receivables after rebate reclassification, divided by 12 months of sales, multiplied by 365 days. Total receivables of $2.340 billion comprised of trade ($2.011 billion) and miscellaneous ($329 million) receivables at the end of the third quarter, 2003, increased $39 million from third quarter of 2002. This increase is driven by higher sales in the third quarter and the impact of foreign exchange, somewhat offset by a reduction in past due receivables. Accrued customer rebates are classified as miscellaneous payables, however, the majority of these are cleared through customer deductions. The effect of offsetting these accrued customer rebates would reduce the trade receivable balance by $488 million to $1.523 billion at the end of the third quarter of 2003, and would reduce the trade receivable balance by $338 million to $1.677 billion at the end of the third quarter of 2002. Therefore, this results in a net trade receivables reduction of $154 million.

    Inventory:

    Days supply in inventory (DSI) improved by 4 days from the third quarter 2002 and by over 2 days quarter sequentially. Inventory turns improved by 0.2 turns to 5.7 turns since the end of the second quarter 2003. The DSI calculation is based on inventory before the LIFO reserve. Including the impact of the LIFO reserve, DSI improved by almost 1 day from the third quarter of 2002 and improved by over 1 day quarter sequentially; inventory turns improved slightly at 7.5 turns relative to the second quarter of 2003.
    DSI is defined as four-quarter average inventory before the LIFO reserve divided by 12 months COGS as reported, multiplied by 365 days. Kodak defines inventory turns as 12 months COGS as reported divided by four quarter average inventory before the LIFO reserve.
    Kodak's inventories (after LIFO) increased $32 million year over year and increased $12 million quarter sequentially.

    Debt

    Debt decreased by $100 million to $2.890 billion and cash increased by $145 million to $983 million quarter sequentially. On a debt less cash basis, net debt was $1.907 billion, a decrease of $274 million from third quarter, 2002 levels of $2.181 billion.
    In October, 2003, the Company completed a $1.075 billion bond offering made up of $500 million of 7.25% senior notes due 2013 and $575 million of 3.375% convertible senior notes due 2033. The Company has the right to call the convertible notes on or after 7 years and holders of the notes have the right to put them at various times on or after 7 years. The securities contain a number of conversion features, which include substantive contingencies. The holders may convert their securities, in whole or in part, into shares of the Company's common stock under certain circumstances that are outlined in the Company's Form 10-Q. Proceeds will be used to reduce the Company's commercial paper balances and partially fund the acquisition of PracticeWorks that was completed in October.
    Equity amounted to $2.924 billion, an increase of $70 million quarter sequentially, primarily due to earnings, offset by the declaration of the semi-annual dividend in the third quarter, payable in the fourth quarter.
    Debt to total capital ratio was 49.7%, decreasing 1.5 percentage points quarter sequentially and increasing 5 percentage points year over year.

    Foreign Exchange:

    Year over year, the impact of foreign exchange on operating activities during the third quarter was a positive $0.12 per share whereas foreign exchange activities recorded in "Other Charges" had a negative $0.01 per share impact. Therefore, the sum of the operational and reportable exchange impacts increased earnings in the quarter by $0.11 per share.

    Earnings Outlook:

    The Company expects full year operational earnings of $2.10 to $2.20 per share and GAAP earnings of $1.15 to $1.30 per share.

    Investment in China:

    Kodak and China Lucky Film Corporation have signed a 20-year agreement intended to expand each other's market opportunities. As part of the agreement, Kodak will acquire 20% of Lucky Film Corporation. Kodak estimates that the cost of the transaction will total approximately $100 million in cash plus other assets, with the majority of the cash outlay occurring in 2004.

    Upcoming Meetings:

    Kodak will host an investor function for members of the investment community who will be attending the upcoming RSNA trade show in Chicago. This function will be held on Tuesday, December 2, 2003 at McCormick Place. Please contact Kodak Investor Relations for additional details.

    Safe Harbor Statement:

    Operational items are non-GAAP financial measures as defined by the Securities and Exchange Commission's final rules under "Conditions for Use of Non-GAAP Financial Measures."
    Certain statements in this press release may be forward looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's 2003 revenue, earnings, cash flow expectations and future focused cost reductions are forward-looking statements.
    Actual results may differ from those expressed or implied in forward-looking statements. In addition, any forward-looking statements represent estimates as of October 22, 2003, and should not be relied upon as representing estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if estimates change. Forward-looking statements are subject to a number of risk factors, including the successful:

    -- Implementation of the Company's growth strategy as outlined on September 25, 2003

        -- Implementation of product strategies (including category expansion, digitization, OLED, and digital products);

        -- Implementation of intellectual property licensing strategies;

        --  Development and implementation of e-commerce strategies;

        --  Completion of information systems upgrades, including SAP;

        --  Completion of various portfolio actions;

        --  Reduction of inventories;

        --  Improvement in manufacturing productivity;

        --  Improvement in receivables performance;

        --  Reduction in capital expenditures;

        --  Improvement in supply chain efficiency;

        -- Implementation of future focused cost reductions, including personnel reductions;

        -- Development of the Company's business in emerging markets like China, India, Brazil, Mexico, and Russia.

        -- Development of efficient manufacturing techniques for new products.

    The forward-looking statements contained in this press release are subject to the following additional risk factors:

    -- Inherent unpredictability of currency fluctuations and raw material costs;

    --  Competitive actions, including pricing;

    -- The nature and pace of technology substitution, including the analog-to-digital shift;

    --  Continuing customer consolidation and buying power;

    -- General economic, geopolitical, public health and business conditions.

    -- Other factors disclosed previously and from time to time in the Company's filings with the Securities and Exchange
        Commission.

    Any forward-looking statements in this press release should be evaluated in light of these important risk factors.

    CONTACT: Eastman Kodak Company
             Media Contacts:
             Gerard Meuchner, 585-724-4513
             gerard.meuchner@kodak.com
             Anthony Sanzio, 585-781-5481
             anthony.sanzio@kodak.com
               or
             Investor Relations Contacts:
             Don Flick, 585/724-4352
             donald.flick@kodak.com
             Patty Yahn-Urlaub, 585/724-4683
             patty.yahn-urlaub@kodak.com
             Roberto Trevino, 585/724-6791
             roberto.trevino@kodak.com